Exhibit 10.9

DATED December 30, 2011

(1) TJX UK

(2) Paul Sweetenham

COMPROMISE AGREEMENT

21 Tudor Street, London EC4Y 0DJ Telephone: +44 (0) 20 7039 5959 Fax: +44 (0) 20 7039 5999

DATED                                                                                       December 30, 2011

PARTIES

(1)	TJX UK whose registered office is at 50 Clarendon Road, Watford, Hertfordshire, WD17 1TX (the “Company”); and

(2)	Paul Sweetenham (the “Employee”);

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following expressions shall have the following meanings:

“the Committee” means the Executive Compensation Committee of the Board of Directors of Parent;

“the Committee Resolution” means designation of competitive businesses most recently adopted by the Committee at or prior to the date of this Agreement for the purposes of the restrictive covenants applicable to the Employee;

“the Group” means Parent, the Company and any other company or entity which is a subsidiary or affiliate of Parent (as subsidiary is defined in Sections 548, 1159 and 1162 of the Companies Act 2006) and “Group companies” shall be construed accordingly;

“NICs” means employee National Insurance Contributions;

“Employment Agreement” means the Agreement between and among the Employee, the Company and Parent dated as of 29 January 2010;

“Parent” means The TJX Companies, Inc., a Delaware corporation;

“Termination” means the termination of the Employee’s employment with the Company on the Termination Date;

“Termination Date” means 28 January 2012;

“the US Agreement” means the agreement of even date between the Employee and Parent under which the Employee will receive consideration subject to his compliance with covenants made under the laws of the Commonwealth of Massachusetts.

1.2	References to clauses or clause numbers shall, unless the contrary is apparent from the context, be to clauses and clause numbers of this Agreement.

2.	TERMINATION DATE

2.1	The Employee’s employment under the Employment Agreement will terminate on the Termination Date by reason of his resignation and he will receive (together with his P45) his salary and other benefits until this date less tax and other statutory deductions.

2.2	Between the date of this Agreement and the Termination Date, the Employee will undertake all necessary steps reasonably required by the Company to assist the Company, Parent and

DATED DECEMBER 30, 2011

other Group companies to effect an orderly transition of his duties. From and after the Termination Date, the Employee will continue to cooperate with the Company, Parent and other Group members and shall execute and complete such documents and take such other steps (with the Company reimbursing any out of pocket expenses incurred provided that, wherever practically possible, they have been approved in advance by the Company) as the Company, Parent or other Group companies may reasonably request in connection with his prior duties and responsibilities but not so as to involve a substantial time commitment or to interfere to any material extent with his obligations to any new employer.

2.3	The Company will reimburse to the Employee all reasonable business expenses incurred before the Termination Date by the Employee in connection with the performance of his duties, provided they are submitted not later than 7 days following the Termination Date and subject to the Employee’s compliance with the Company’s usual guidelines relating to the reimbursement of expenses and the production of appropriate receipts or other supporting documents.

3.	FULL AND FINAL SETTLEMENT

3.1	The Employee accepts the severance terms and arrangements set out in this Agreement in full and final settlement of all or any costs, claims, expenses, rights of action or any other rights which he has or may have against (1) the Company, (2) Parent, (3) any Group company and (4) any employee, director, shareholder or officer of any Group company (together the “Waiver Beneficiaries”) which arise from or are connected with his employment in the United Kingdom or the Termination. He waives any entitlement to such costs, claims, expenses, rights of action and other rights against the Waiver Beneficiaries, whether under statute or European Community Law or otherwise, including, without limitation, the following:

(A)	any claim for unfair dismissal under the Employment Rights Act 1996 or any contractual redundancy payment arising out of the Termination;

(B)	any claim for a redundancy payment under the Employment Rights Act 1996 as a result of the Termination;

(C)	any claim for unlawful deduction from wages under the Employment Rights Act 1996 arising from any sum due in connection with the Employee’s employment and outstanding on the Termination;

(D)	any claim under Regulation 30, 31, 32 or any other provision of the Working Time Regulations 1998;

(E)	any claim for direct or indirect discrimination, harassment or victimisation under the Equality Act 2010 which arises from the Employee’s employment or the Termination and which relates to any one or more of the protected characteristics listed in this sub-clause. The protected characteristics in respect of which such claims are waived are:

(1)	race,

(2)	religion or belief,

(3)	disability,

(4)	gender,

(5)	nationality,

(6)	sexual orientation, or

(7)	age;

(F)	any claim for wrongful dismissal or any claim for breach of any express or implied term of the Employment Agreement or of any other contract;

(G)	any claim in respect of incentive awards which lapse as a consequence of Termination or of this Agreement;

(H)	any claim under Section 47B of the Employment Rights Act 1996;

(I)	any claim for accrued but untaken holiday entitlement;

(J)	any claim for misrepresentation;

(K)	any other claim under statute, contract or common law arising out of his employment or the Termination (including, without limitation, any and all claims which the Employee may have or make for unfair dismissal, wrongful dismissal, redundancy pay, personal injury, notice pay, pay in lieu of notice, salary arrears, bonus, overtime, holiday pay, breach of contract, unlawful deduction from wages, and race, sex, sexual orientation, religious, age or disability discrimination howeverso arising) but excluding any claim the Employee might have for any personal injuries suffered in the course of his employment or in relation to the Employee’s accrued pension entitlement. The Employee warrants he is not aware of any circumstances which may lead to a claim for personal injury.

3.2	The Employee undertakes that neither he nor anyone acting on his behalf shall institute any of the proceedings referred to in clause 3.1 against the Waiver Beneficiaries in the employment tribunal or any other court or tribunal in the United Kingdom other than to enforce the terms of this Agreement.

3.3	After taking the legal advice referred to in this Agreement the claims which the Employee is aware he has or may have against the Waiver Beneficiaries are those referred to in clause 3.1.

3.4	The parties acknowledge and agree that the relevant conditions relating to compromise agreements in Section 147 of the Equality Act 2010, Section 203 of the Employment Rights Act 1996 and Section 32 of the Working Time Regulations 1998 have been satisfied and the Employee confirms that he has received independent legal advice on the terms and effect of this Agreement, and its effect on his ability to pursue his rights before an employment tribunal, and, in particular, his ability to bring claims for unfair dismissal, redundancy, any unauthorised deductions from wages, equal pay, discrimination based on any of the protected characteristics listed at 3.1 above, or any claim under European Law. The Employee will procure that a certificate attached as Schedule 1 will be supplied to the Company by the Employee’s legal advisor.

4.	COMPENSATION

4.1	Subject to the Company receiving this Agreement signed by the Employee and the certificate attached as Schedule 1 signed by the Employee’s legal advisor and also subject to the Employee’s compliance with the terms of section 8 of the Employment Agreement, and him not being in breach of this Agreement the Company will pay the Employee:

(A)	the sum of $885,904 in respect of the Employee’s contractual rights (including but not limited to rights under section 5 of the Employment Agreement). Payment will be made in twelve equal monthly instalments starting with the next payroll date after the Termination Date;

(B)	the ex gratia sum of $70,833.33 (the “Compensation Payment”) as payment for the waiver of claims under this Agreement. Payment will be made on or about the next payroll date after the first anniversary of the Termination Date provided the Employee has complied with the terms of this Agreement;

(C)	the sum of $141,667 in respect of holiday accrued but not taken as at the Termination Date;

(D)	any annual incentive award payment falling due under Parent’s Management Incentive Plan (“MIP”) (subject to plan rules, including Committee certification of performance results) for FYE 2012. This will be payable at the same time as other MIP awards are paid for FYE 2012 (with payment expected to be made in March 2012);

(E)	any payment due under Parent’s Long Range Performance Incentive Plan (“LRPIP”) (subject to plan rules, including Committee certification of performance results) for the FYE 2010-FYE 2012 cycle. This will be payable at the same time as other LRPIP awards are paid for such cycle (with payment expected to be made in March 2012);

(F)	two thirds (2/3) of the award, if any, that the Employee would have earned under LRPIP for the FYE 2011-FYE 2013 cycle had he remained employed through the end of such cycle, and one third (1/3) of the award, if any, that the Employee would have earned under LRPIP for the FYE 2012-FYE 2014 cycle had he remained employed through the end of such cycle, subject, in each case, to plan rules, including Committee certification of performance results. These amounts will be payable at the same time as other LRPIP awards are paid for the applicable cycle, provided the Employee is not in breach of this Agreement at that time.

All US dollar amounts set forth above under this clause 4.1 will be converted to Sterling at the rate of $1.56 to £1.00 irrespective of the prevailing exchange rate at the time of payment; provided, however, that any payments under MIP and LRPIP above will be provided in Sterling in accordance with plan terms.

4.2	Both the Company and the Employee believe that the first £30,000 of the Compensation Payment can be paid free of deductions for tax and NICs. The balance of the Compensation Payment will be taxed at the applicable rate. The Employee will be responsible for any further tax or NICs. In respect of all other payments identified above, tax and NICs will be deducted at the appropriate rates (currently expected to be under tax code 0T).

4.3	In the event that the HM Revenue & Customs assesses any sum as due for income tax or NICs on the Compensation Payment in excess of that already deducted or on any other benefit provided to the Employee, the Employee undertakes to pay to the HM Revenue & Customs such sum and to indemnify the Company in the event that the HM Revenue & Customs requires the Company to account for any additional amounts of tax or NICs on the Compensation Payment including any interest or penalty payable, such indemnity not to apply in respect of income tax or NICs already deducted by the Company or any interest or penalties thereon. Before making any payment to the HM Revenue & Customs the Company will promptly provide a copy of the relevant assessment to the Employee and give the Employee a reasonable opportunity to challenge such assessment at the Employee’s own expense and will if requested supply him with copies of any relevant documentation in its possession and provide such other assistance as he may reasonably request (including itself challenging the relevant assessment at the Employee’s expense if that is the appropriate procedure for such assessment to be challenged).

5.	PROPERTY OF THE COMPANY, PARENT AND OTHER GROUP MEMBERS

The Employee undertakes that, on or before the Termination Date, he will promptly return to the Company (or, as applicable, to Parent or other member of the Group) all property belonging to Company, Parent or any member of the Group that is in his custody, possession or control, including, without limitation, the Corporate Card, Security Pass, all keys, recordings, photographs, computer hardware, mobile phone, BlackBerry, computer discs, microfiches, notes, memoranda, correspondence, documents, specifications, reports and other writings whether recorded on electromagnetic media or otherwise, papers, and records, and all copies in whatever form they may be stored, and any property belonging to others which may be in his custody, possession or control, and which relates in any way to the business or affairs of the Company, Parent or any member of the Group.

6.	RESTRICTIVE COVENANT

The Employee agrees and acknowledges that all of the provisions of section 8 of the Employment Agreement shall continue to apply following Termination, save that the list of competitors at Exhibit D to the Employment Agreement shall be revised and shall be replaced by those businesses designated as competitive businesses in the Committee Resolution.

7.	OTHER INCENTIVE AWARDS AND BENEFITS

7.1	Except as expressly provided under clause 4.1 above, Employee is not, and shall not be, entitled to any payments under MIP or LRPIP, or any other benefit or incentive plan, arrangement or promise, whether written or otherwise, for any performance period.

7.2	The Employee shall be entitled to his vested benefits, if any, under The T.K. Maxx Pension Plan which are accrued in accordance with the terms of such plan up to the Termination Date (subject to any deduction being made from a payment falling due under clause 4.1 (D) above in respect of the Employee’s matching contribution into such Plan), but shall not be entitled to any benefits or compensation under any other retirement or deferred compensation plan, program or arrangement of the Company, Parent or any Group company.

7.3	The Employee further acknowledges and agrees that any options to acquire stock of Parent that are unvested as of the Termination Date shall terminate as of such date without the requirement of any further action or payment by Parent or any Group company, and that any options to acquire stock of Parent that are vested as of the Termination Date shall remain exercisable in accordance with the terms of those options and Parent’s Stock Incentive Plan (the “SIP”) under which they were granted to the Employee. Any options that are not exercised during the time period provided under the terms of such options and the SIP shall terminate at the end of such period without the requirement of any further action or payment by Parent or any Group company. Further, all shares of restricted stock of Parent that the Employee holds shall be forfeited to Parent as of the Termination Date without the requirement of any further action or any payment by Parent or any Group company. Without limiting the generality of the foregoing, except as expressly provided in the US Agreement, the Employee shall not be entitled to any amount in respect of or in any way related to restricted stock awards granted to the Employee under the SIP.

8.	CONFIDENTIALITY, NON-DISPARAGEMENT, AND CLAIMS AGAINST THE EMPLOYEE

8.1	The Employee agrees that, save for disclosure to his legal and/or financial advisers, to the HM Revenue & Customs, or to his immediate family, and save as may be required by law or regulation, or disclosure in any Court proceedings for the enforcement of this Agreement and/or the US Agreement he will keep confidential the terms and existence of this Agreement.

8.2	The Employee agrees that he will not, directly or indirectly, make or publish or cause to be made or published any disparaging or untrue remark about the Company, Parent or any Group company or their respective directors, officers, or employees, and that he will not, directly or indirectly, say or do anything that would disparage, reflect negatively on, or call into question the business operations, stores, products, reputation, business relationships or present or future businesses of the Company, Parent or any Group member, or the reputation of any past or present directors, executives, officers, employees, parents or subsidiaries of any Group company.

8.3	The Employee undertakes to continue to comply with his Employment Agreement as regards his ongoing duty of confidentiality and other duties to the Group embodied therein which are intended to survive Termination.

8.4	The Company for itself and as duly authorised agent for the Parent hereby confirms that the Parent is not aware of any claims that any Group company may have against the Employee or of facts and matters likely to give rise to such claim.

9.	WARRANTIES

The Employee warrants to the Waiver Beneficiaries as follows:

9.1	he has not presented a claim form at an office of the Employment Tribunals, or issued a claim form in the High Court or County Court, in respect of any claim in the United Kingdom in connection with his employment with the Company or the Termination;

9.2	he has not commenced any other legal proceedings in the United Kingdom or elsewhere in respect of any claim in connection with his employment with the Company or the Termination;

9.3	to the best of his belief and recollection he has not done any act or omitted to do any act which if it was done or omitted to have been done (as appropriate) and had come to the attention of the Company before the Termination Date would have entitled the Company to terminate his employment summarily and without compensation;

9.4	other than those claims referred to in clause 3.1 and having taken the legal advice referred to in this Agreement he is not aware of any claim he may have against the Company or any member of the Group of whatever nature arising out of his employment or the Termination, nor of any circumstances which might give rise to such a claim;

9.5	he has provided to his legal advisor all relevant information relating to his employment with the Company and the Termination to enable the legal advisor to advise the Employee on any statutory claims the Employee may have; and

9.6	he has not at the date of this Agreement accepted, agreed to accept or been made any offer of a new contract of service or for services nor has he entered into any form of arrangement that such an offer will be made at any time in the future.

10.	INSURANCE

The Employee will continue to be covered either under D&O Insurance (subject to the terms and limitations of that insurance) or by means of self insurance in respect of the period during which he was a director or officer of the Company or any Group Company on the basis and terms applicable to other directors of the Company or relevant Group Company (as the case may be) such that, if the Company or Group elects to discontinue such coverage for all directors and officers, then that will also apply to the Employee.

11.	LEGAL COSTS

Subject to the receipt by the Company of the signed certificate at Schedule 1, the Company shall contribute directly to the Employee’s legal advisor the sum of £7,000 towards his legal costs reasonably incurred in connection with this Agreement within 21 days of receipt of an appropriate VAT invoice addressed to the Employee but marked as payable by the Company.

12.	RESIGNATION FROM OFFICE

The Employee agrees to provide such letters and take such other actions, as directed by the Company and Parent, to resign as director, trustee, secretary or other officer of, and to resign from all other offices or positions which the Employee holds in or on behalf of, any Group company or entity or other affiliate of the Group. The Employee agrees to cooperate with the Company and Parent with respect to any additional documentation required with respect to resignation or removal from all such directorships or trusteeships and other employments, offices or positions which the Employee holds in or on behalf of any Group company or entity or other affiliate of the Group, and the Employee irrevocably appoints the Company and Parent to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name in order to give the Company and Parent the full benefit of the provisions of this clause 12.

13.	THIRD PARTIES

Each of the Waiver Beneficiaries may enforce this Agreement against the Employee. The Employee may only enforce the provisions in clause 4 of this Agreement as against the Company.

14.	GENERAL

14.1	This Agreement shall be governed by and construed in accordance with the laws of England and Wales; provided, however, that section 13 of the Employment Agreement is hereby incorporated herein by reference and shall continue to apply to matters within its scope.

14.2	Except in relation to any provisions of the Employment Agreement which are stated to apply following the Termination, this Agreement together with the US Agreement sets out the entire agreement between the parties in relation to the rights of the Employee and Company arising upon or in relation to the Termination. The Employee acknowledges and warrants to each of the Waiver Beneficiaries that he is not entering into this Agreement in reliance upon any representation which is not expressly set out in this Agreement.

14.3	Although marked “Without Prejudice” this Agreement shall become open and binding as between the parties when this Agreement has been signed by both of them.

SCHEDULE 1

I, Alasdair Simpson, a solicitor with Addleshaw Goddard LLP, confirm to the Waiver Beneficiaries that I gave independent legal advice to Paul Sweetenham as to the terms and effect of the Compromise Agreement to which this Schedule 1 is attached and in particular its effects on his ability to bring claims before an Employment Tribunal.

I confirm that I am a relevant independent advisor for the purposes of the statutory provisions to which reference is made in clause 3 of the Compromise Agreement to which this Schedule 1 is attached. Further, at the time I gave the advice referred to above there was in force a policy of insurance or an indemnity covering members of a profession or a professional body covering the risk of a claim by Paul Sweetenham in respect of any loss arising in consequence of that advice.

I confirm that I am not acting and have not acted in this matter for any of the Waiver Beneficiaries.

Signed:	/s/ Alasdair Simpson

Dated: 3 January 2012

Signed by	)
Director…MARY B. REYNOLDS……….	)	/s/ Mary B. Reynolds
for and on behalf of	)
the Company	)

/s/ Paul Sweetenham

Signed by	)
Paul Sweetenham	)